Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Second Quarter 2018 Results, Provides an Operational Update and Revised 2018 Guidance

DENVER, COLORADO — August 1, 2018 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its second quarter 2018 financial and operating results, provided an operational update and issued revised 2018 guidance.

Net production for the three months ended June 30, 2018 averaged 12,769 barrels of oil equivalent per day (Boe/d), representing a 16% increase from the first quarter of 2018 net production of 10,967 Boe/d.  Production for the second quarter was comprised of 68% oil, 16% natural gas liquids (NGLs) and 16% natural gas.  Second quarter production was negatively impacted by downtime primarily related to unexpected power reliability issues and inclement weather.  The Company estimates that without this excess downtime, second quarter average daily production would have been ~13,300 Boe/d.

Halcón generated total revenues of $55.4 million for the second quarter of 2018.  The Company reported a net loss available to common stockholders of $(16.3) million or a net loss per basic and diluted share of $(0.10) for the same period.  After adjusting for selected items (see Selected Item Review and Reconciliation table for additional information), the Company generated net income of $24.2 million, or $0.15 per diluted share for the second quarter of 2018.  Adjusted EBITDA (see EBITDA Reconciliation table for additional information) totaled $55.1 million for the second quarter of 2018 as compared to $18.1 million for the first quarter of 2018.  The second quarter adjusted EBITDA included approximately $30.8 million of proceeds related to a monetization of MidCush hedges that occurred in the quarter.

Excluding the impact of hedges, Halcón realized 90% of the average NYMEX oil price, 39% of the average NYMEX oil price for NGLs and 52% of the average NYMEX natural gas price during the second quarter of 2018.  Excluding the impact of the MidCush hedge monetizations, the Company realized hedge losses of approximately $5.0 million during the second quarter.

Liquidity and Capital Spending

As of June 30, 2018, Halcón had liquidity of approximately $294 million consisting of $96 million of cash on hand plus an undrawn revolver borrowing base of $200 million less $2 million of letters of credit outstanding.

During the second quarter of 2018, the Company incurred capital costs of approximately $132 million on drilling and completions, $214 million on acquisitions and divestitures (including the $200 million acquisition of its West Quito Draw properties) and $29 million on infrastructure, seismic and other.

Hedging Update

As of August 1, 2018, Halcón had 11,500 barrels per day (Bbl/d) of oil hedged for the last six months of 2018 at an average WTI NYMEX price of $53.03 per barrel (Bbl).  For 2019, the Company has 15,504 Bbl/d of oil hedged at an average WTI NYMEX price of $56.27/Bbl.  For 2020, Halcón has 1,500 Bbl/d of oil hedged at an average WTI NYMEX price of $60.00/Bbl.  Additionally, the Company has 8,000 Bbl/d of MidCush vs. NYMEX WTI basis differential swaps in place for the second half of 2018 at -$11.69/Bbl, 12,000 Bbl/d in place for the first half of 2019 at -$3.02/Bbl and 4,000 Bbl/d in place for the second half of 2019 at -$3.95/Bbl.  Halcón also has 6,000 Bbl/d of Magellan East Houston vs. NYMEX WTI basis differential swaps in place for 2020 at $2.56/Bbl.

As of August 1, 2018, the Company had 7,500 MMBtu/d of natural gas hedged for the last six months of 2018 at an average price of $3.16/MMBtu.  For 2019, Halcón has 20,000 MMBtu/d of gas hedged at an average price of $2.80/MMBtu.  The Company also has 15,000 MMBtu/d of WAHA vs. NYMEX gas basis differential swaps in place for the second half of 2018 at -$1.10/MMBtu in addition to 25,500 MMBtu/d in place for the full year 2019 at -$1.18/MMBtu.

As of August 1, 2018, Halcón had 2,500 Bbl/d of NGL swaps in place for 2019 at an average price of $29.09/Bbl.

Operations Update

The Company is currently producing in excess of 13,750 Boe/d net and running three operated rigs in the Delaware Basin.  The Company expects to maintain this rig level through the remainder of 2018 in addition to running one full-time frac crew.

Halcón currently holds 21,987 net acres in its Monument Draw area.  The Company has eight horizontal Wolfcamp wells currently producing, two of which began producing in mid-July.  Additionally, Halcón has one well flowing back after completion, one well being completed and four wells waiting on completion.  Halcón expects to have all of these wells online by the end of the third quarter of 2018, bringing its total producing horizontal wells to 14, with no additional wells planned to be put online in Monument Draw until early 2019.

Halcón currently holds 10,834 net acres in its West Quito Draw area.  The Company recently spud its first two operated horizontal Wolfcamp wells which are scheduled to be completed early in the fourth quarter of 2018.  In addition to these two wells, the Company expects three more wells to be put online in West Quito Draw around year end 2018.

Halcón currently holds 26,859 net acres in its Hackberry Draw area.  The Company has drilled and completed 15 horizontal wells (13 Wolfcamp, one 2nd Bone Spring and one 3rd Bone Spring).  Halcón has one well flowing back after frac and two wells currently being drilled.  Including the well currently flowing back after frac, the Company expects to put five additional wells online in Hackberry Draw before year end 2018.

Recent Well Results

Within its Monument Draw area in Ward County, Halcón’s Sealy Ranch 6401H well began producing oil in late June.  This Wolfcamp well was drilled in the central portion of Monument Draw and completed with a 9,591’ effective lateral length.  The well reached a 2-stream peak 24 hour IP rate of 2,219 Boe/d (89% oil) on a 38/64” choke.  The current 30-day average rate on this well is 1,756 Boe/d (86% oil) and continues to increase.  The Company also recently began flowing back its Sealy Ranch 7701H and 7702H wells with average lateral length of 9,952’.  These wells were completed “wine rack style” in the lower and upper Wolfcamp zones 330’ apart horizontally and 250’ apart vertically.  The daily rates on these wells continue to increase with the latest 2-stream peak 24 hour IP rate for each well reaching 1,500 and 1,300 boe/d, respectively.

Within its Hackberry Draw area in Pecos County, Halcón recently put the Bobby West 1H well on production.  The Bobby West 1H, located in the northeast portion of Hackberry Draw, was completed with a 9,755’ effective lateral length and had a 2-stream peak 24 hour IP rate of 1,352 Boe/d (89% oil) on a 34/64” choke in addition to a 30 day peak 2-stream IP rate of 1,085 Boe/d (87% oil).

Long-Term Oil and Gas Takeaway Agreements

Halcón recently signed a 15-year agreement with an affiliate of Salt Creek Midstream, LLC (“SCM”) that provides a comprehensive takeaway solution for the Company’s oil production in Monument Draw and West Quito Draw.  Under the terms of the agreement, SCM will construct oil lines to Halcón’s central production facilities in both the Monument Draw and West Quito Draw areas.  The oil lines will run to a terminal in Wink, Texas which will then have multiple outlets to various in-basin and long-haul pipelines.  The agreement also guarantees 25,000 Bbl/d of firm capacity on a long-haul pipeline to Corpus Christi, Texas, which is expected to be operational in the second half of 2019.  Halcón’s 25,000 Bbl/d of capacity can be increased on an annual basis.  The Company previously signed a 15-year gas takeaway and processing agreement with SCM whereby its Monument Draw and West Quito Draw gas will be taken to SCM’s newly constructed processing plant located near Pecos, Texas.  The agreements with SCM provide the Company with flow assurance for all of its expected near-term oil and gas production in both Monument Draw and West Quito Draw as well as premium coastal pricing for its oil when the long-haul pipeline is operational in 2019.  There are no minimum volume commitments or other similar arrangements associated with these agreements.   In Hackberry Draw, Halcón has an oil agreement in place through August 2019 and a gas agreement through 2027 providing flow assurance to the Midland market for its oil and the WAHA market for gas (firm capacity).  The Company is evaluating oil takeaway options for its anticipated Hackberry Draw production after August 2019.

Potential Sale of Halcón Field Services

Halcón has engaged Scotiabank and BMO Capital Markets as its financial advisors for a potential partial or full sale of its Halcón Field Services infrastructure assets.  The assets include water gathering, recycling, disposal and sourcing facilities, as well as gas gathering and treating infrastructure, power transmission and crude gathering systems across the Company’s operating areas in the Delaware Basin.

Revised 2018 Guidance

The guidance illustrated in the table below has been updated from our previously issued 2018 guidance to reflect three rigs running from late July 2018 through year-end 2018.

	3Q 2018	4Q 2018	Full Year 2018
Production (Boe/d)
Total	14,500 – 15,500	19,000 - 21,000	14,000 – 16,000
% Oil			66% - 70%
% Gas			15% - 17%
% NGL			15% - 17%

Capex ($MM)
D&C Capex (1)			$390 - $440
Infrastructure, Seismic and Other Capex			$90 - $110

Operating Costs and Expenses
Lease Operating & Workover ($/Boe)			$4.50 – $5.50
Gathering, Transportation & Other ($/Boe)			$4.50 – $5.50
Cash G&A ($MM)			$40 - $44
Production Taxes (% of Revenue)			6% – 7%

(1) Excludes capitalized G&A.

Floyd C. Wilson, Halcón’s Chairman and CEO commented: “While greater than expected downtime during the quarter resulted in production coming in slightly lower than guidance, current low net crude realizations in the Delaware Basin dictate that now is not the time to press for higher production rates. Having said this, we expect improved power reliability and less downtime going forward with the construction of a new substation within our Hackberry Draw acreage to be completed in August 2018. Our four most recently completed wells in Monument Draw and Hackberry Draw are exceeding expectations. The Sealy Ranch 6401H may be our best well drilled to date in the Delaware Basin. With six additional wells planned to be put online in this area over the next few months, we will have proven up the Wolfcamp across the vast majority our acreage position in Monument Draw. We recently began drilling our first two-well pad at West Quito Draw and look forward to putting these wells online later this year. Finally, our recent agreement with Salt Creek Midstream is very important to us as it will allow us to get a majority of our oil production to premium Gulf Coast markets in the second half of 2019. We have an attractive multi-year business plan that provides for the continued delineation of our acreage while simultaneously building scale and improving our balance sheet. While our business plan includes a significant amount of outspend over the near-term, we have several options available to fund this outspend excluding the issuance of equity. These options include an HFS divestiture, joint ventures and other options. We are more confident than ever in the quality of our acreage given recent well results and technical findings. As we execute on our business plan we will create a very valuable enterprise over the next few years.”

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, August 2, 2018, at 11:00 a.m. EDT (10:00 a.m. CDT).  To participate in the conference call, dial (866) 548-4713 for domestic callers, and (323) 794-2093 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 4068519.  The conference call will also be webcast live over the Internet on Halcón’s website at http://www.halconresources.com in the Investors section under Events and Presentations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of liquids-rich onshore oil and natural gas assets in the United States.

For more information contact Quentin Hicks, Executive Vice President of Finance, Capital Markets & Investor Relations, at 303-802-5541 or qhicks@halconresources.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements.  Forward-looking statements include, among others, statements about anticipated production, divestitures, liquidity, capital spending and drilling and completion plans.  Forward-looking statements may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “projects”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$48,756	$108,695	$91,825	$231,216
Natural gas	1,560	5,946	3,879	12,165
Natural gas liquids	4,991	5,306	8,703	11,331
Total oil, natural gas and natural gas liquids sales	55,307	119,947	104,407	254,712
Other	108	190	263	1,023
Total operating revenues	55,415	120,137	104,670	255,735

Operating expenses:
Production:
Lease operating	5,314	20,380	10,229	41,024
Workover and other	1,956	7,128	3,317	18,569
Taxes other than income	3,226	10,727	6,255	22,303
Gathering and other	5,956	11,812	12,378	23,754
Restructuring	27	50	128	805
General and administrative	14,255	26,922	29,465	47,771
Depletion, depreciation and accretion	16,096	31,962	32,087	64,848
(Gain) loss on sale of oil and natural gas properties	2,225	(4,500)	5,904	(235,690)
Total operating expenses	49,055	104,481	99,763	(16,616)
Income (loss) from operations	6,360	15,656	4,907	272,351
Other income (expenses):
Net gain (loss) on derivative contracts	(12,100)	24,156	(6,197)	50,554
Interest expense and other	(10,534)	(19,635)	(17,582)	(44,478)
Gain (loss) on extinguishment of debt	—	—	—	(56,898)
Total other income (expenses)	(22,634)	4,521	(23,779)	(50,822)
Income (loss) before income taxes	(16,274)	20,177	(18,872)	221,529
Income tax benefit (provision)	—	—	—	(12,000)
Net income (loss)	(16,274)	20,177	(18,872)	209,529
Non-cash preferred dividend	—	(47,206)	—	(48,007)
Net income (loss) available to common stockholders	$(16,274)	$(27,029)	$(18,872)	$161,522

Net income (loss) per share of common stock:
Basic	$(0.10)	$(0.19)	$(0.12)	$1.37
Diluted	$(0.10)	$(0.19)	$(0.12)	$1.37
Weighted average common shares outstanding:
Basic	157,943	143,545	155,925	117,554
Diluted	157,943	143,545	155,925	118,209

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$95,870	$424,071
Accounts receivable	36,882	36,416
Receivables from derivative contracts	19,391	677
Prepaids and other	12,240	10,628
Total current assets	164,383	471,792
Oil and natural gas properties (full cost method):
Evaluated	1,163,297	877,316
Unevaluated	1,073,595	765,786
Gross oil and natural gas properties	2,236,892	1,643,102
Less - accumulated depletion	(598,905)	(570,155)
Net oil and natural gas properties	1,637,987	1,072,947
Other operating property and equipment:
Other operating property and equipment	153,123	101,282
Less - accumulated depreciation	(7,093)	(4,092)
Net other operating property and equipment	146,030	97,190
Other noncurrent assets:
Receivables from derivative contracts	1,446	—
Funds in escrow and other	1,963	1,691
Total assets	$1,951,809	$1,643,620

Current liabilities:
Accounts payable and accrued liabilities	$135,541	$131,087
Liabilities from derivative contracts	53,513	19,248
Total current liabilities	189,054	150,335
Long-term debt, net	612,353	409,168
Other noncurrent liabilities:
Liabilities from derivative contracts	20,973	7,751
Asset retirement obligations	6,546	4,368
Commitments and contingencies
Stockholders’ equity:
Common stock: 1,000,000,000 shares of $0.0001 par value authorized; 160,599,853 and 149,379,491 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	16	15
Additional paid-in capital	1,086,037	1,016,281
Retained earnings (accumulated deficit)	36,830	55,702
Total stockholders’ equity	1,122,883	1,071,998
Total liabilities and stockholders’ equity	$1,951,809	$1,643,620

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$(16,274)	$20,177	$(18,872)	$209,529
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	16,096	31,962	32,087	64,848
(Gain) loss on sale of oil and natural gas properties	2,225	(4,500)	5,904	(235,690)
Stock-based compensation, net	4,237	12,943	7,818	21,290
Unrealized loss (gain) on derivative contracts	37,874	(18,005)	26,761	(42,219)
Amortization of deferred loan costs	359	711	651	896
Amortization of discount and premium	51	243	183	1,887
Loss (gain) on extinguishment of debt	—	—	—	56,898
Accrued settlements on derivative contracts	96	(2,255)	1,588	(3,520)
Other income (expense)	(93)	(121)	(1,479)	(1,004)
Cash flow from operations before changes in working capital	44,571	41,155	54,641	72,915
Changes in working capital	11,589	35,928	(11,063)	49,728
Net cash provided by (used in) operating activities	56,160	77,083	43,578	122,643

Cash flows from investing activities:
Oil and natural gas capital expenditures	(124,076)	(77,407)	(251,961)	(121,210)
Proceeds received from sale of oil and natural gas properties	5,813	—	1,779	477,306
Acquisition of oil and natural gas properties	(200,437)	(200,183)	(332,901)	(907,487)
Acquisition of other operating property and equipment	—	—	—	(25,538)
Other operating property and equipment capital expenditures	(22,521)	(13,233)	(53,242)	(13,735)
Proceeds received from sale of other operating property and equipment	—	66	1,899	10,352
Funds held in escrow and other	(2)	285	155	285
Net cash provided by (used in) investing activities	(341,223)	(290,472)	(634,271)	(580,027)

Cash flows from financing activities:
Proceeds from borrowings	—	206,000	206,000	1,235,000
Repayments of borrowings	—	(53,000)	—	(1,118,000)
Cash payments to Noteholders	—	—	—	(30,917)
Debt issuance costs	(634)	(1,315)	(4,005)	(16,823)
Preferred stock issued	—	—	—	400,055
Common stock issued	—	—	63,480	—
Offering costs and other	(508)	(432)	(2,983)	(11,934)
Net cash provided by (used in) financing activities	(1,142)	151,253	262,492	457,381

Net increase (decrease) in cash and cash equivalents	(286,205)	(62,136)	(328,201)	(3)

Cash and cash equivalents at beginning of period	382,075	62,157	424,071	24
Cash and cash equivalents at end of period	$95,870	$21	$95,870	$21

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Production volumes:
Crude oil (MBbls)	795	2,470	1,488	5,101
Natural gas (MMcf)	1,083	2,579	1,969	5,018
Natural gas liquids (MBbls)	187	405	333	830
Total (MBoe)	1,162	3,304	2,149	6,767
Average daily production (Boe/d)	12,769	36,308	11,873	37,387

Average prices:
Crude oil (per Bbl)	$61.33	$44.01	$61.71	$45.33
Natural gas (per Mcf)	1.44	2.31	1.97	2.42
Natural gas liquids (per Bbl)	26.69	13.10	26.14	13.65
Total per Boe	47.60	36.30	48.58	37.64

Cash effect of derivative contracts:
Crude oil (per Bbl)	$32.24	$2.46	$13.67	$1.60
Natural gas (per Mcf)	0.13	0.02	0.11	0.03
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	22.18	1.86	9.57	1.23

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$93.57	$46.47	$75.38	$46.93
Natural gas (per Mcf)	1.57	2.33	2.08	2.45
Natural gas liquids (per Bbl)	26.69	13.10	26.14	13.65
Total per Boe	69.78	38.16	58.15	38.87

Average cost per Boe:
Production:
Lease operating	$4.57	$6.17	$4.76	$6.06
Workover and other	1.68	2.16	1.54	2.74
Taxes other than income	2.78	3.25	2.91	3.30
Gathering and other, as adjusted (1)	4.73	3.02	5.11	2.83
Restructuring	0.02	0.02	0.06	0.12
General and administrative, as adjusted (1)	8.68	3.98	9.91	3.70
Depletion	12.30	9.20	13.38	9.13

(1) Represents gathering and other and general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$12.27	$8.15	$13.71	$7.06
Stock-based compensation:
Non-cash	(3.65)	(3.92)	(3.64)	(3.15)
Transaction costs and other:
Cash	0.06	(0.25)	(0.16)	(0.21)
General and administrative, as adjusted(2)	$8.68	$3.98	$9.91	$3.70

Gathering and other, as reported	$5.13	$3.58	$5.76	$3.51
Rig stacking charges and other	(0.40)	(0.56)	(0.65)	(0.68)
Gathering and other, as adjusted(3)	$4.73	$3.02	$5.11	$2.83

Total operating costs, as reported	$26.43	$23.31	$28.68	$22.67
Total adjusting items	(3.99)	(4.73)	(4.45)	(4.04)
Total operating costs, as adjusted(4)	$22.44	$18.58	$24.23	$18.63

(2) General and administrative, as adjusted, is a non-GAAP measure that excludes non-cash stock-based compensation charges relating to equity awards under our incentive stock plans, as well as other cash charges associated with certain transactions. The Company believes that it is useful to understand the effects that these charges have on general and administrative expenses and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(3) Gathering and other, as adjusted, is a non-GAAP measure that excludes rig stacking charges incurred as a result of reductions in our drilling activities due to a dramatic decline in oil and natural gas prices beginning in 2014. The Company believes that it is useful to understand the effects that these charges have on gathering and other expense and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(4) Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
As Reported:
Net income (loss) available to common stockholders, as reported	$(16,274)	$(27,029)	$(18,872)	$161,522
Non-cash preferred dividend	—	47,206	—	48,007
Net income (loss), as reported	(16,274)	20,177	(18,872)	209,529

Impact of Selected Items:
Unrealized loss (gain) on derivatives contracts:
Crude oil	$37,835	$(17,176)	$27,710	$(40,736)
Natural gas	(564)	(829)	(1,552)	(1,483)
Natural gas liquids	603	—	603	—
Total mark-to-market non-cash charge	37,874	(18,005)	26,761	(42,219)
(Gain) loss on sale of oil and natural gas properties	2,225	(4,500)	5,904	(235,690)
Loss (gain) on extinguishment of debt	—	—	—	56,898
Deferred financing costs expensed (1)	—	305	—	305
Restructuring	27	50	128	805
Rig stacking charges, transaction costs and other	387	2,679	1,606	6,009
Selected items, before income taxes	40,513	(19,471)	34,399	(213,892)
Income tax effect of selected items (2)	—	—	—	12,000
Selected items, net of tax	40,513	(19,471)	34,399	(201,892)

As Adjusted:
Net income (loss) available to common stockholders, excluding selected items (3)(4)	$24,239	$706	$15,527	$7,637

Basic net income (loss) per common share, as reported	$(0.10)	$(0.19)	$(0.12)	$1.37
Impact of selected items	0.25	0.19	0.22	(1.31)
Basic net income (loss) per common share, excluding selected items (3)	$0.15	$—	$0.10	$0.06

Diluted net income (loss) per common share, as reported	$(0.10)	$(0.19)	$(0.12)	$1.37
Impact of selected items	0.25	0.19	0.22	(1.31)
Diluted net income (loss) per common share, excluding selected items (3)(5)	$0.15	$—	$0.10	$0.06

Net cash provided by (used in) operating activities	$56,160	$77,083	$43,578	$122,643
Changes in working capital	(11,589)	(35,928)	11,063	(49,728)
Cash flow from operations before changes in working capital	44,571	41,155	54,641	72,915
Cash components of selected items	318	4,984	294	10,255
Income tax effect of selected items (2)	—	—	—	12,000
Cash flow from operations before changes in working capital, adjusted for selected items (3)(4)	$44,889	$46,139	$54,935	$95,170

(1) For the 2017 columns, this represents non-recurring charges in connection with  the redetermination of the Company’s borrowing base under its senior revolving credit facility.

(2) For the 2017 column, this represents the tax impact from the estimated alternative minimum tax generated primarily by the gain from the sale of the El Halcón Assets.

(3) Net income (loss) and earnings per share excluding selected items and cash flow from operations before changes in working capital adjusted for selected items are non-GAAP measures presented based on management’s belief that they will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flow from operations, as defined by GAAP. These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(4) For the three and six months ended June 30, 2018, net income (loss) and earnings per share excluding selected items and cash flow from operations before changes in working capital include approximately $30.8 million of proceeds related to a monetization of MidCush hedges that occurred in the second quarter of 2018.

(5) The impact of selected items for the three months ended June 30, 2018 and 2017 was calculated based upon weighted average diluted shares of 158.1 million and 144.3 million, respectively, due to the net income available to common stockholders, excluding selected  items.

The impact of selected items for the six months ended June 30, 2018 and 2017 was calculated based upon weighted average diluted shares of 156.2 million and 118.2 million, respectively, due to the net income available to common stockholders, excluding selected  items.

HALCÓN RESOURCES CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income (loss), as reported	$(16,274)	$20,177	$(18,872)	$209,529
Impact of adjusting items:
Interest expense	11,234	19,557	20,836	44,747
Depletion, depreciation and accretion	16,096	31,962	32,087	64,848
Income tax provision (benefit)	—	—	—	12,000
Stock-based compensation	4,237	12,943	7,818	21,290
Interest income	(607)	(59)	(1,772)	(158)
(Gain) loss on sale of other assets	(93)	(65)	(1,334)	3
Restructuring	27	50	128	805
Loss (gain) on extinguishment of debt	—	—	—	56,898
(Gain) loss on sale of oil and natural gas properties	2,225	(4,500)	5,904	(235,690)
Unrealized loss (gain) on derivatives contracts	37,874	(18,005)	26,761	(42,219)
Deferred financing costs expensed	—	305	—	305
Rig stacking charges	147	1,860	1,092	4,603
Transaction costs and other	240	819	514	1,406
Adjusted EBITDA(1)(2)	$55,106	$65,044	$73,162	$138,367

(1)  Adjusted EBITDA is a non-gaap measure, which is presented based on management’s belief that it will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP. This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(2)  Adjusted EBITDA for the three and six months ended June 30, 2018 includes approximately $30.8 million of proceeds related to a monetization of MidCush hedges that occurred in the second quarter of 2018.